April 27, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Form N-1A First Variable Rate Fund for Government Income File numbers 002-56809 and 811-02633

Ladies and Gentlemen:

As counsel to Calvert Investments, Inc., it is my opinion that the securities being registered by this Post-Effective Amendment No. 56 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to First Variable Rate Fund for Government Income (the "Trust"), including its Declaration of Trust, its By-Laws, other original or photostatic copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion.

I therefore consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Trust's Post-Effective Amendment No. 56 to its Registration Statement.

Sincerely,

/s/ Lancelot A. King

      Lancelot A. King
     Associate General Counsel